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                                                                   EXHIBIT 21.01

                         SUBSIDIARIES OF THE REGISTRANT

Carnegie Group Investments, Inc.
Carnegie Investments Services, Inc.
Carnegie Services, Inc.
Carnegie Federal Systems Corporation